EXHIBIT 5.1

                [Letterhead of Cadwalader, Wickersham & Taft LLP]

                                February 27, 2007

Wells Fargo Asset Securities Corporation
7430 New Technology Way
Frederick, Maryland  21703

      Re:   Wells Fargo Asset Securities Corporation Series 2007-2

Ladies and Gentlemen:

We have acted as special counsel to Wells Fargo Asset Securities Corporation (the "Company") in connection with the proposed sale by the Company and purchase by Bear, Stearns & Co. Inc. ("Bear Stearns"), as underwriter, of Wells Fargo Mortgage Backed Securities 2007-2 Trust, Mortgage Pass-Through Certificates, Series 2007-2, Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-A-5, Class I-A-6, Class I-A-7, Class I-A-8, Class I-A-9, Class I-A-10, Class I-A-11, Class I-A-12, Class I-A-13, Class I-A-14, Class I-A-15, Class I-A-16, Class I-A-17, Class I-A-18, Class I-A-19, Class I-A-20, Class I-A-21, Class I-A-22, Class I-A-R, Class II-A-1, Class II-A-2, Class III-A-1, Class III-A-2, Class III-A-3, Class III-A-4, Class III-A-5, Class III-A-6, Class III-A-PO and Class A-PO (collectively the "Class A Certificates"), pursuant to the terms of the underwriting agreement, dated February 15, 2006, and terms agreement, dated January 19, 2007 (collectively, the "Class A Underwriting Agreement"), among the Company, Wells Fargo Bank, N.A. ("Wells Fargo Bank") and Bear Stearns, the purchase by Citigroup Global Markets Inc. ("Citigroup"), as underwriter, of Wells Fargo Mortgage Backed Securities 2007-2 Trust, Mortgage Pass-Through Certificates, Series 2007-2, Class Cr-B-1, Class Cr-B-2 and Class Cr-B-3 (collectively the "Public Class Cr-B Certificates"), pursuant to the terms of the underwriting agreement, dated February 15, 2006, and terms agreement, dated February 13, 2007 (collectively, the "Class Cr-B Underwriting Agreement"), among the Company, Wells Fargo Bank and Citigroup, and the purchase by Lehman Brothers Inc. ("Lehman Brothers" and together with Bear Stearns and Citigroup, each an "Underwriter"), as underwriter, of Wells Fargo Mortgage Backed Securities 2007-2 Trust, Mortgage Pass-Through Certificates, Series 2007-2, Class III-B-1, Class III-B-2 and Class III-B-3 (collectively the "Public Class III-B Certificates," and together with the Class A Certificates and Public Class Cr-B Certificates, the "Certificates"), pursuant to the terms of the underwriting agreement, dated February 15, 2006, and terms agreement, dated February 13, 2007 (collectively, the "Class III-B Underwriting Agreement," and together with the Class A Underwriting Agreement and the Class Cr-B Underwriting Agreement, the "Underwriting Agreements"), among the Company, Wells Fargo Bank and Lehman Brothers. The Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of February 27, 2007 (the "Pooling and Servicing Agreement"), among the Company, Wells Fargo Bank, as master servicer (the "Master Servicer"), and HSBC Bank USA, National Association, as trustee (the "Trustee"). Capitalized terms used herein but not defined herein have the respective meanings given them in the Pooling and Servicing Agreement.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the "Commission") through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreements and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon: (i) the Prospectus, dated February 26, 2007 (the "Prospectus") and the Prospectus Supplement, dated February 26, 2007 (the "Prospectus Supplement"), relating to the offering of the Certificates and (ii) the Pooling and Servicing Agreement.

Items (i) and (ii) above are referred to in this letter as the "Transaction Documents."

We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and (other than with respect to the Company) that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge," "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreements.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

      1. The Certificates have been duly authorized by the Company, and when the Certificates have been duly executed by the Paying Agent and countersigned by the Authenticating Agent and paid for and sold to the applicable Underwriter as contemplated in the Prospectus and Prospectus Supplement, the Certificates will be legally issued, fully paid and non-assessable; and

      2. The descriptions of federal income tax consequences appearing under the headings "Certain Federal Income Tax Consequences" in the Prospectus and "Federal Income Tax Considerations" in the Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

We hereby consent to the filing of this letter as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-137620) (as amended, the "Registration Statement") as it relates to the Certificates and to the reference to this firm under the headings "Legal Matters" and "Certain Federal Income Tax Consequences" in the Prospectus and "Legal Matters" and "Federal Income Tax Considerations" in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates under the laws of any state. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

                                Very truly yours,


                                /s/ Cadwalader, Wickersham & Taft LLP